Exhibit 99.1

Empire Global Corp. Appoints new Officers

TORONTO, NEW YORK - February 23, 2015 - Empire Global Corp. (EMGL.OTCQB)
(the "company") announced today the appointment of Mr. Alessandro Marcelli to serve as our President and Mr. Catalin Radu to serve as our Vice President.

The appointments of Mr. Marcelli and Mr. Radu add extensive experience and leadership to our management team in the land based and online gaming business as well as technology and business development.

Alessandro Marcelli brings 20 years of professional experience in technology, communications, team building as well as business management skills. Since 2007, Mr. Marcelli has been the COO and Managing Director of Multigioco Srl. and has been instrumental in its growth, expanding the Newgioco/Multigioco brand in Italy to over EUR 77 Million in gross annual gaming turnover during his tenure.

Catalin Radu also brings over 10 years of experience in business development in the online gaming space. Mr. Radu was a leader in the online gaming industry between 2005 through 2011 as well as a founder and developer of an online poker platform known as "Dracula Poker" licenced in Malta. Mr. Radu was instrumental in procuring a team of specialists including experts in various programming fields, data base development, networking, graphics, fraud detection and financial transactions to create the software and online platform serving over 100,000 registered users and in excess of 40,000 players.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments "Mr. Marcelli and Mr. Radu bring proven track records of developing innovative businesses with rapid go-to-market strategies and growth through customer centric initiatives. Their combined depth of knowledge, management, development and online gaming experience from a variety business disciplines enable Empire to effectively grow and penetrate new markets in the regulated online gaming space."


About Empire Global Corp.

Empire Global Corp. is a company focussed on developing world-class services and venues in the global online gambling industry. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing operators in geographically diversified jurisdictions. Additional information may be found on our website at www.emglcorp.com


Contacts:

Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136